Exhibit 99.2

San José Mine, Argentina (49%)

Production for McEwen Mining’s 49% share in the San José mine during Q3 2014 was 23,811 gold equivalent ounces (converting silver into gold using a 60:1 ratio). This was 3% higher than Q2 2014 (see table below for comparatives) due to slightly higher gold grades and recoveries. Production in Q3 2014 was in-line with the mine plan, but was 10% lower year-over-year due to exceptionally high gold and silver grades processed in Q3 2013.

Gold equivalent total cash costs in Q3 2014 were $873 per ounce sold. This is 4% higher than Q2 2014 and 12% higher than Q3 2013. The increase in total cash costs is primarily due to a significantly lower number of ounces sold. This is a result of delays in concentrate shipments caused by increased fishing activities at the port where concentrate is exported. As well on a year-over-year basis costs increased due to inflation.

All-in sustaining costs totaled $1,217 per gold equivalent ounce sold and were 4% higher than Q2 2014 and 15% higher than Q3 2013. The increase in all-in sustaining costs is due to a significantly lower number of ounces sold. Also, all-in sustaining costs increased due to inflation, however the effects were slightly offset by a reduction in underground development and exploration costs.

For San José, 2014 total cash cost guidance is being increased from $750 per gold equivalent ounce to $825 per gold equivalent ounce, the result of inflation in Argentina outpacing the devaluation of the peso. Full-year all-in sustaining cost guidance is being increased from $1,100 per gold equivalent ounce to $1,125 per gold equivalent ounce as the effects of inflation were slightly offset by a reduction in underground development and exploration costs.

The average realized prices for gold and silver during Q3 2014 were $1,190/oz. and $16.47/oz., respectively.

During Q3 2014, McEwen Mining received $2.4 million in dividends from its 49% interest in the San José mine, with the majority having been repatriated back to the Company’s head office in Canada. Year-to-date the Company has received $9.5 million in dividends from the San José mine.

McEwen Mining’s forecast share of production from San José in 2014 is 97,500 per gold equivalent ounce with approximately 27,900 gold equivalent ounces being produced in Q4 2014. Guidance for total cash costs and all-in sustaining costs for 2014 has been revised to $825 per gold equivalent ounce and $1,125 per gold equivalent ounce, respectively.

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San José Mine Production Results

San José – 100%*	Q3 2014	Q2 2014	Q3 2013	Year to Date 2014
Ore production (tonnes processed)	141,666	142,074	131,592	418,329
Average grade gold (gpt)	5.66	5.45	6.59	5.62
Average head silver (gpt)	388	378	446	386
Average gold recovery (%)	89.2	87.6	91.9	88.5
Average silver recovery (%)	86.9	87.1	89.5	87.0
Gold produced (ounces)	23,016	21,938	25,610	66,928
Silver produced (ounces)	1,534,683	1,504,084	1,689,237	4,509,848
Gold sold (ounces)	17,893	20,954	24,713	61,145
Silver sold (ounces)	1,149,208	1,511,314	1,655,699	4,153,209
Co-product total cash cost Au (US$/oz)	971	889	814	916
Co-product total cash cost Ag (US$/oz)	13.02	13.19	12.52	13.19
Gold equivalent total cash cost (US$/oz)	873	836	781	839
Co-product all-in sustaining cash cost Au (US$/oz)	1,353	1,239	1,100	1,215
Co-product all-in sustaining cash cost Ag (US$/oz)	18.16	18.38	16.93	17.50
Gold equivalent co-product all-in sustaining cash cost (US$/oz)	1,217	1,165	1,056	1,117

McEwen Mining – 49% Share
Gold produced (ounces)	11,278	10,750	12,549	32,795
Silver produced (ounces)	751,995	737,001	827,726	2,209,826
Gold equivalent produced (ounces)	23,811	23,033	26,344	69,625

*   McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine, Mexico (100%)

In Q3 2014, the El Gallo 1 mine produced 6,831 gold equivalent ounces. This is 16% lower than Q2 2014 and 15% lower than Q3 2013 (see table below for comparatives). This decrease was due to severe rainfall that resulted in lower ore production from the mine and lower crusher throughput.

In order to meet our 2014 production forecast of 37,500 gold equivalent ounces our mining contractor has acquired additional trucks, a second ramp has been constructed to access more mining faces, extra water pumps have been installed and a portable crusher is in place to ensure additional crushing capacity. As well, mining of deeper, higher-grade ore has commenced. The average grade for Q4 2014 is expected to be 1.8 gpt, increasing to 2.6 gpt in 2015 with approximately 850,000 total tonnes being crushed (including tailings and stockpiled material) in 2015.

Total cash costs in Q3 2014 were $1,367 per gold equivalent ounce, 60% higher than Q2 2014 and 83% higher than Q3 2013. The increase in total cash costs is primarily due to the operating challenges resulting from the severe rainfall, as mentioned above, as well as higher operating costs resulting from increased waste tonnage and the addition of a secondary crusher. All-in sustaining costs totaled $1,730 per gold equivalent ounce in Q3 2014, which was 38% higher than Q2 2014 and 79% higher than Q3 2013.

The average realized prices for gold and silver during Q3 2014 were $1,284/oz. and $17.69/oz., respectively.

Despite unfavorable production results at El Gallo 1 in Q3 2014, the Company maintains 2014 production guidance of 37,500 gold equivalent ounces due to higher grades and processing capacity in Q4 2014. Since the end of Q3 2014, approximately 9,000 ounces have been crushed and loaded to the leach pad. These

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ounces are expected to be reflected in our Q4 2014 production. As well, approximately 3,600 ounces have been poured so far this quarter. This is a good start to producing the 13,200 gold equivalent ounces required in Q4 2014 in order to meet our full year guidance.

For El Gallo 1, 2014 total cash cost guidance is being increased from $750 per gold equivalent ounce to $1,000 per gold equivalent ounce. Full-year all-in sustaining cost guidance is being increased from $1,100 per gold equivalent ounce to $1,250 per gold equivalent ounce. The increase in costs is the result of an increase in waste tonnage, the addition of a secondary crusher and inter-lift liner, as well as repairs and improvements to the integrity of the solution pond liners and foundation of the ADR plant.

Due to the recent, rapid decrease in the gold price, we are evaluating the option of not mining the lower-grade, higher strip Lupita pit at El Gallo 1 in 2015. As a result 2015 guidance has been changed to 50,000 gold equivalent ounces at cash costs of $550 and all-in sustaining costs of $750.

El Gallo 1 Mine Production Results

	Q3 2014	Q2 2014	Q3 2013	Year to Date 2014
Ore production (tonnes processed)	212,534	368,223	289,382	940,159
Average grade gold (gpt)	1.12	1.10	1.31	1.13
Gold produced (ounces)	6,748	8,113	7,934	24,155
Silver produced (ounces)	4,980	3,275	4,868	12,450
Gold equivalent produced (ounces)	6,831	8,167	8,015	24,362
Gold sold (ounces)	6,854	8,911	8,743	24,328
Silver sold (ounces)	3,057	6,760	3,000	11,417
Gold equivalent total cash cost (US$)	1,367	852	748	951
Gold equivalent co-product all-in sustaining cash cost (US$)	1,730	1,257	968	1,316

Note: Gold recoveries are projected to reach 70% through on-going leaching.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 308.1 million shares fully diluted at November 10, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION

This news release and the company and project information that is linked above has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101 Gold Bar: For information about the Gold Bar

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project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101. San José: for additional information about the San José mine see the technical report titled “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31 2013, prepared by Eugene Puritch, P.Eng., David Burga, P.Geo., Alfred Hayden, P.Eng., James L. Pearson, P.Eng., and Fred H. Brown, P.Geo., James K. Duff, P.Geo., all of whom are qualified persons and all of whom except James K. Duff, are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical report are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The expansion to El Gallo 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study. Further, although the subject of a 2012 feasibility study, the Company does not have a current feasibility study on the El Gallo 2 project. As such, each of the foregoing may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion or construction of all or part of these projects.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per

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ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges, net of tax; foreign currency gains and losses, including the impact of the devaluation Argentine peso relative to the U.S. dollar; other non-recurring items, if applicable.  We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation (including ongoing inquiries by regulatory agencies), the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance

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on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King St W, Suite 2800 P.O. Box 24 Toronto, ON M5H 1J9 E-mail: info@mcewenmining.com

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